SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                     (Amendment No. ___________________)(1)



                                OPTELECOM, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of class of Securities)


                                   683818207
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                                 (CUSIP Number)


                               DECEMBER 31, 1998
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            (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [  ] Rule 13d-1(b)

     [  ] Rule 13d-(c)

     [X ] Rule 13d-1(d)





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     (1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  683818207              13G                  Page 1 of 1 Pages


1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     EDMUND D. LUDWIG
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                 (b)  [X]

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3.   SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
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    NUMBER OF            5.  SOLE VOTING POWER
     SHARES                    111,810
  BENEFICIALLY           -------------------------------------------------------
   OWNED BY                  0
     EACH                6.  SHARED VOTING POWER
  REPORTING              -------------------------------------------------------
 PERSON WITH             7.  SOLE DISPOSITIVE POWER    111,810
                         -------------------------------------------------------
                         8.  0
                             SHARED DISPOSITIVE POWER
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 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     111,810
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.2%
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12. TYPE OF REPORTING PERSON*
      IN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!